Exhibit 99.1
Global Water Resources Reports First Quarter 2022 Results

PHOENIX, AZ – May 4, 2022 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the first quarter ended March 31, 2022. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below.)
Q1 2022 Financial Highlights
•Revenues increased $0.8 million, or 8.3%, to $10.0 million, driven primarily by organic growth and new connections from the company's acquisition of Las Quintas Serenas Water Company, Inc. (Las Quintas) in November 2021 which together reflects the 9.7% increase in active service connections year-over-year.
•Net income increased $1.1 million to $0.9 million, or $0.04 per share, for the first quarter of 2022 compared to the same period a year ago.
•Adjusted EBITDA increased $1.6 million, or 45.2%, to $5.2 million for the three months ended March 31, 2022 compared to $3.6 million for the three months ended March 31, 2021 (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•Cash and cash equivalents totaled $11.1 million at March 31, 2022.
•Declared three monthly cash dividends of $0.02458 per common share, or $0.29496 per share on an annualized basis.
Q1 2022 Operational Highlights
•Total active service connections increased 9.7% to 55,012 at March 31, 2022 from 50,162 at March 31, 2021.
•Q1 annualized active service connection growth rate was 8.4%.
•Invested $6.2 million in infrastructure projects to support existing utilities and continued growth.
•In January 2022, the company acquired the assets of two water utilities: Twin Hawks Utility, Inc. (Twin Hawks), a water utility with service area in Pinal County, Arizona; and Rincon Water Company, Inc. (Rincon), a water utility with service area in Pima County, Arizona. These acquisitions added a total of 91 connections and approximately 9.1 square miles of service area.
Subsequent Event
On April 14, 2022 the company signed a definitive agreement to acquire Farmers Water Company, an operator of a water utility with service area located in Pima County, Arizona, subject to customary closing conditions and Arizona Corporation Commission ("ACC") approval. The acquisition, if completed, would add approximately 3,300 active water service connections and approximately 21.5 square miles of service area.

Management Commentary
“In Q1, we saw top-line and bottom-line growth compared to the same year-ago quarter,” said Global Water Resources president and CEO, Ron Fleming. “Revenues from water, wastewater and recycled water services increased, which was driven by organic growth in connections combined with new connections associated with the acquisition of Las Quintas last November.
“In August, 2021, the regulatory hearing for our rate case filing concluded, and our legal brief wrapped up in October. We are now waiting for the administrative law judge to issue the recommended opinion and order which the commissioners will review and vote upon. A final decision is not expected until the second quarter of 2022; therefore, any phase-in did not begin as requested on January 1, 2022. Any new phase-in may not begin until the third quarter of 2022 and may be shorter or longer than three years as requested, if a revenue increase is approved. Rate cases are typically lengthy and uncertain processes, so we cannot make any guarantees in terms of timing or outcome.
“During the quarter we expanded our portfolio of water utilities in Arizona with the acquisition of Rincon and Twin Hawks. Additionally, in April, 2022, we signed a definitive agreement to acquire Farmers Water Company located in Pima County, Arizona, which is subject to customary closing conditions and ACC approval. We continue to implement our industry-leading approach to utility consolidation and operations that promotes investment, compliance and safety, as well as better water usage practices for the benefit of all stakeholders.
“Our capital resources of over $21 million, which includes cash and cash equivalents of $11.1 million as of the end of the first quarter and unused credit line of $10.0 million, enables us to be a strong utility partner for the communities where we have the privilege to serve. It also allows us to pursue growth through investments in organic expansion, acquisitions and new projects, both big and small.
“Through the remainder of the year, we expect top-line and bottom-line improvements to be driven by organic growth in new connections. We also anticipate future potential growth from our acquisition strategy, as we continue to pursue accretive acquisitions with consolidation benefits.”
Q1 2022 Financial Summary
Revenues
Total revenues increased $0.8 million, or 8.3%, to $10.0 million for the first quarter of 2022 compared to $9.3 million for the same period in 2021. The increase in revenue was primarily driven by organic growth combined with new connections associated with the acquisition of Las Quintas which together reflects the 9.7% increase in active service connections year-over-year.
Operating Expenses
Operating expenses increased $0.5 million, or 5.5%, to $8.7 million for the first quarter of 2022 compared to $8.2 million for the same period in 2021. The increase was primarily attributable to increased general and administrative expenses associated with increased professional fees, personnel and related expenses, and depreciation.
Other Expense
Total other expense decreased $1.2 million, or 90.0%, to $0.1 million for the first quarter of 2022 compared to $1.3 million for the same period in 2021. The $1.2 million improvement was primarily attributable to the $1.1 million Buckeye growth premium.
Net Income
Net income increased $1.1 million to $0.9 million, or $0.04 per share, in the first quarter of 2022 compared to a loss of $0.2 million, or $(0.01) per share, in the same period in 2021. The $1.1 million increase was primarily attributed to the increased operating income driven by connection growth as well as the decrease in total other expense due to the increased Buckeye growth premium in the quarter ended March 31, 2022 compared to the three months ended March 31, 2021.

Adjusted EBITDA
Adjusted EBITDA increased $1.6 million, or 45.2%, to $5.2 million in the first quarter of 2022 compared to $3.6 million in the same period in 2021. The increase was primarily driven by an increase in revenue from new connections and higher Buckeye growth premium slightly offset by increased professional fees associated with acquisitions and personnel fees (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
Capital Resources
Cash and cash equivalents totaled $11.1 million at March 31, 2022, as compared to $12.6 million at December 31, 2021. The decrease was primarily due to the company's capital expenditures as it continued to expand and invest in its infrastructure. As of March 31, 2022, the company has no notable near-term cash expenditures, other than the two principal payments on its debt obligation in the amounts of $1.9 million each due in June 2022 and December 2022.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02458 per common share (or $0.29496 per share on an annualized basis), which will be payable on May 31, 2022 to holders of record at the close of business on May 17, 2022.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company will also continue to aggregate water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of March 31, 2022, active service connections increased by 4,850, or 9.7%, to 55,012, compared to 50,162 at March 31, 2021. The increase in active service connections was primarily due to organic growth in the company's service areas combined with new connections associated with the acquisition of Las Quintas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and business friendly environment. The area's population has increased throughout 2020 and 2021, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040. During the three months ended March 31, 2022, Arizona’s employment rate increased by 3.7%, ranking the state in the top twenty nationally for job growth. The company sees this strong growth outlook as an opportunity to increase active service connections and grow revenues.
Conference Call
Global Water Resources will hold a conference call to discuss its first quarter 2022 results tomorrow, followed by a question-and-answer period.

Date: Thursday, May 5, 2022
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10018950
Webcast (live and replay): here

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through May 19, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10018950
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 25 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle by owning and operating water, wastewater, and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. TWM includes additional smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.
Cautionary Statement Regarding Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; and (iv) disposal of assets.
Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future top-line and bottom-line growth, our strategy, acquisition plans and our ability to complete additional acquisitions, including the acquisition of Farmers Water Company and the expected future benefits, our dividend policy, trends relating to population growth, active service connections, regulated revenue, the development of residential and commercial properties within our service areas, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, the outcome and timing of our rate application and the anticipated timing of any resulting phase-in of new rates, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact, such as the efficacy of vaccines (particularly with respect to emerging strains of the virus). Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and subsequent filings with the SEC. Additional risks and uncertainties include, but are not limited to, whether all conditions precedent in the definitive agreement to acquire Farmers Water Company will be satisfied, including the receipt of ACC approval, and other risks to consummation of the acquisition, including circumstances that could give rise to the termination of the definitive agreement and the risk that the transaction will not be consummated without undue delay, cost or expense, or at all. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both or Justin Lumley
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

Media & ESG Contact:
Tim Randall
CMA Tel (949) 432-7572
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
ASSETS
UTILITY PLANT:
Land	1,456	1,338
Depreciable property, plant and equipment	315,721	313,700
Other	697	697
Construction work-in-process	59,023	53,511
Less accumulated depreciation	(117,088)	(113,380)
Net property, plant and equipment	259,809	255,866
CURRENT ASSETS:
Cash and cash equivalents	11,135	12,637
Accounts receivable — net	1,927	1,994
Customer payments in-transit	323	201
Unbilled revenue	2,584	2,510
Prepaid expenses and other current assets	1,876	1,645
Total current assets	17,845	18,987
OTHER ASSETS:
Goodwill	5,760	5,730
Intangible assets — net	10,359	10,339
Regulatory asset	2,769	2,336
Restricted cash	806	806
Other noncurrent assets	34	10
Right of Use Asset - Finance Lease	50	—
Total other assets	19,778	19,221
TOTAL ASSETS	297,432	294,074
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	602	2,120
Accrued expenses	10,815	9,191
Customer and meter deposits	1,732	1,646
Long-term debt and capital leases — current portion	3,981	3,975
Total current liabilities	17,130	16,932
NONCURRENT LIABILITIES:
Long-term debt and capital leases	108,911	108,933
Deferred revenue - ICFA	20,108	19,035
Regulatory liability	7,425	7,421
Advances in aid of construction	85,654	84,578
Contributions in aid of construction — net	21,842	21,326
Deferred income tax liabilities — net	3,420	3,269
Acquisition liability	1,762	1,773
Other noncurrent liabilities	1,490	778
Right of Use Liability - Finance Lease	50	—
Total noncurrent liabilities	250,662	247,113
Total liabilities	267,792	264,045
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,832,263 and 22,832,013 shares issued as of March 31, 2022 and December 31, 2021, respectively.	228	228
Treasury stock, 182,445 and 182,445 shares at March 31, 2022 and December 31, 2021, respectively.	(2)	(2)
Paid in capital	29,414	29,803
Retained earnings	—	—
Total shareholders' equity	29,640	30,029
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$297,432	$294,074

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
REVENUES:
Water services	$4,348	$3,986
Wastewater and recycled water services	5,681	5,243
Unregulated revenues	—	29
Total revenues	10,029	9,258

OPERATING EXPENSES:
Operations and maintenance	2,543	2,499
General and administrative	3,780	3,490
Depreciation and amortization	2,343	2,226
Total operating expenses	8,666	8,215
OPERATING INCOME	1,363	1,043

OTHER INCOME (EXPENSE):
Interest income	2	5
Interest expense	(1,205)	(1,325)
Other	1,072	15
Total other expense	(131)	(1,305)

INCOME (LOSS) BEFORE INCOME TAXES	1,232	(262)
INCOME TAX BENEFIT (EXPENSE)	(343)	45
NET INCOME (LOSS)	$889	$(217)

Basic earnings (loss) per common share	$0.04	$(0.01)
Diluted earnings (loss) per common share	$0.04	$(0.01)
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	22,649,215	22,587,766
Diluted	22,901,232	22,587,766

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$889	$(217)
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	498	775
Depreciation and amortization	2,343	2,226
Amortization of deferred debt issuance costs and discounts	11	11
Other losses	(8)	—
Provision for doubtful accounts receivable	26	42
Deferred income tax expense	151	(79)
Changes in assets and liabilities:
Accounts receivable	41	370
Other current assets	(452)	(74)
Accounts payable and other current liabilities	74	798
Other noncurrent assets	20	(50)
Other noncurrent liabilities	1,778	999
Net cash provided by operating activities	5,371	4,801
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,169)	(3,269)
Cash paid for acquisitions, net of cash acquired	(85)	—
Net cash used in investing activities	(6,254)	(3,269)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,670)	(1,650)
Advances in aid of construction	1,076	987
Proceeds from stock option exercise	3	—
Principal payments under capital lease	(28)	(31)
Net cash (used) provided by financing activities	(619)	(694)
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(1,502)	838
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	13,443	21,305
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$11,941	$22,143

Supplemental disclosure of cash flow information:

	March 31, 2022	March 31, 2021
Cash and cash equivalents	$11,135	$18,209
Restricted Cash	806	3,934
Total cash, cash equivalents, and restricted cash	$11,941	$22,143

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three months ended March 31, 2022 and 2021 is as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
Net Income (Loss)	$889	$(217)
Income tax expense (benefit)	343	(45)
Interest income	(2)	(5)
Interest expense	1,206	1,325
Depreciation and amortization	2,343	2,226
EBITDA	4,779	3,284
Management option expense	45	112
Gain on disposal of assets	(8)	—
Restricted stock expense	344	159
EBITDA adjustments	381	271
Adjusted EBITDA	$5,160	$3,555